As filed with the Securities and Exchange Commission on August 15, 2005.
Registration No. 333-____

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
CHEVRON CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	94-0890210
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

6001 Bollinger Canyon Road,
San Ramon, California
(Address of Principal	94583
Executive Offices)	(Zip Code)
UNOCAL STOCK OPTION PLAN
(Full title of the plan)

Copy to:

Lydia I. Beebe	Terry M. Kee
Chevron Corporation	Pillsbury Winthrop Shaw Pittman LLP
6001 Bollinger Canyon Road	50 Fremont Street
San Ramon, CA 94583	San Francisco, CA 94105
(925) 842-1000	(415) 983-1000
(Name, address and telephone
number, including area code,
of agent for service)
CALCULATION OF REGISTRATION FEE

Title of	Amount	Proposed Maximum	Proposed		Amount of
Securities To	To Be	Offering Price	Maximum Aggregate		Registration
Be Registered	Registered	per Share	Offering Price		Fee
Common Stock, $0.75 par value per share	1,700,032 shares	$ 61.47	$ 104,500,967	(1)	$12,299.77

(1)	Estimated pursuant to Rule 457(h) solely for the purpose of calculating the registration fee.
     The Registration Statement shall become effective upon filing in accordance with Rule 462 under the Securities Act of 1933.
     Upon consummation of the transactions contemplated by the Agreement and Plan of Merger, dated as of April 4, 2005, as amended by that certain Amendment No. 1 to Agreement and Plan of Merger dated as of July 19, 2005, among Chevron Corporation (the “Registrant”), Unocal Corporation (“Unocal”) and Blue Merger Sub Inc., a wholly-owned subsidiary of the Registrant, the Registrant assumed the existing employee benefits plans of Unocal. This Registration Statement on Form S-8 is filed by the Registrant in connection with such employee benefit plans, and relates to 1,700,032 shares of the Registrant’s Common Stock, par value $0.75, issuable pursuant to the Unocal Stock Option Plan.
     Pursuant to Rule 416(a) under the Securities Act, this Registration Statement shall also cover any additional shares of Common Stock that become issuable under the applicable plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of the Registrant’s Common Stock.

PART I: INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
Item 1. Plan Information.*
Item 2. Registrant Information and Employee Plan Annual Information.*
PART II: INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference
Item 4. Description of Securities.
Item 5. Interests of Named Experts and Counsel.
Item 6. Indemnification of Directors and Officers.
Item 7. Exemption from Registration Claimed.
Item 8. Exhibits
Item 9. Undertakings.
SIGNATURES
INDEX TO EXHIBITS
EXHIBIT 5.1
EXHIBIT 23.1
EXHIBIT 24.1
EXHIBIT 24.2
EXHIBIT 24.3
EXHIBIT 24.4
EXHIBIT 24.5
EXHIBIT 24.6
EXHIBIT 24.7
EXHIBIT 24.8
EXHIBIT 24.9
EXHIBIT 24.10
EXHIBIT 24.11
EXHIBIT 24.12
EXHIBIT 24.13
EXHIBIT 24.14

PART I: INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
Item 1. Plan Information.*
Item 2. Registrant Information and Employee Plan Annual Information.*
PART II: INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference
     The following documents filed by the Registrant with the Securities and Exchange Commission are hereby incorporated by reference in this Registration Statement:
     (a) The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004.
     (b) The Registrant’s Quarterly Reports on Form 10-Q for the quarter ended June 30, 2005, and for the quarter ended March 31, 2005.
     (c) The Registrant’s Current Reports on Form 8-K filed on April 4, April 7, April 28, May 10, June 30, July 20 (as amended by Amendment No. 1 to that report filed July 21), July 25, 2005 and August 10, 2005.
     (d) The description of the Registrant’s Common Stock contained in the Registrant’s Current Reports on Form 8-K dated November 1, 2001 and November 19, 2002.
     All documents subsequently filed by the Registrant pursuant to Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents until a post-effective amendment of this Registration Statement is filed which indicates that all securities being offered hereby have been sold or which deregisters all securities then remaining unsold.
Item 4. Description of Securities.
          The Common Stock of the Registrant is registered under Section 12 of the Securities Exchange Act of 1934, and accordingly, no description is provided hereunder.
Item 5. Interests of Named Experts and Counsel.
     Not Applicable.
Item 6. Indemnification of Directors and Officers.
          Article IX of the Registrant’s restated Certificate of Incorporation provides as follows:

*	Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933 and the Note to Part I of Form S-8.

     “1. A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (a) for any breach of the director’s duty of loyalty to the Corporation or its stockholders; (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (c) pursuant to section 174 of the Corporation Law; or (d) for any transaction from which the director derived an improper personal benefit.
     2. To the fullest extent authorized by the Corporation Law, the Corporation shall indemnify any Corporate Servant who was or is a party or is threatened to be made a party to any Proceeding by reason of the fact that such person was or is a Corporate Servant.
     3. In serving or continuing to serve the Corporation, a Corporate Servant is entitled to rely and shall be presumed to have relied on the rights granted pursuant to the foregoing provisions of this Article IX, which shall be enforceable as contract rights and inure to the benefit of the heirs, executors and administrators of the Corporate Servant; and no repeal or modification of the foregoing provisions of this Article IX shall adversely affect any right existing at the time of such repeal or modification.
     4. The Board of Directors is authorized, to the extent permitted by the Corporation Law, to cause the Corporation to pay expenses incurred by Corporate Servants in defendant Proceedings and to purchase and maintain insurance on their behalf whether or not the Corporation would have the power to indemnify them under the provisions of this Article IX or otherwise.
     5. Any right or privilege conferred by or pursuant to the provisions of this Article X shall not be exclusive of any other rights to which any Corporate Servant may otherwise be entitled.
     6. As used in this Article X:
(a) ‘Corporate Servant’ means any natural person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, manager, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust or other organization or enterprise, nonprofit or otherwise, including an employee benefit plan;
(b) ‘Corporation Law’ means the General Corporation Law of the State of Delaware, as from time to time amended;
(c) ‘indemnify’ means to hold harmless against expenses (including attorneys’ fees), judgments, fines (including excise taxes assessed with respect to an employee benefit plan) and amounts paid in settlement actually and reasonably incurred by the Corporate Servant in connection with a Proceeding;
(d) ‘Proceeding’ means any threatened, pending or completed action, suit or proceeding, whether civil, criminal or administrative; and

(e) ‘request of the Corporation’ includes any written authorization by an officer of the Corporation.”
     Section 145 of the General Corporation Law of the State of Delaware, in which the Registrant is incorporated, permits, subject to certain conditions, the indemnification of directors or officers of a Delaware corporation for expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement incurred in connection with the defense of any action, suit or proceeding in relation to certain matters against them as such directors or officers.
     The directors and officers of the Registrant are covered by policies of insurance under which they are insured, within limits and subject to limitations, against certain expenses in connection with the defense of actions, suits or proceedings, and certain liabilities which might be imposed as a result of such actions, suits or proceedings, in which they are parties by reason of being or having been directors or officers; the Registrant is similarly insured with respect to certain payments it might be required to make to its directors or officers under the applicable statutes and the Registrant’s by-law provisions.
Item 7. Exemption from Registration Claimed.
     Not Applicable.
Item 8. Exhibits

Exhibit
Number	Exhibit

5.1	Opinion of Pillsbury Winthrop Shaw Pittman LLP regarding legality of securities to be offered.

23.1	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm.

23.2	Consent of Pillsbury Winthrop Shaw Pittman LLP (included in Exhibit 5.1).

24.1 to 24.14	Powers of Attorney for directors and certain officers of the Registrant, authorizing the signing of the Registration Statement on Form S-8 on their behalf.
Item 9. Undertakings.
     (a) The undersigned Registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this Registration Statement:

     (A) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
     (B) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;
     (C) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (a)(1)(A) and (a)(1)(B) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.
     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 and each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Ramon, State of California, on August 15, 2005.

CHEVRON CORPORATION

By	DAVID J. O’REILLY*

David J. O’Reilly
Chairman of the Board and
Chief Executive Officer
     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons on behalf of the Registrant and in the capacities indicated on the 15th day of August, 2005.

PRINCIPAL EXECUTIVE OFFICERS	DIRECTORS
(AND DIRECTORS)

DAVID J. O’REILLY*	SAMUEL H. ARMACOST*

David J. O’Reilly, Chairman of the Board and Chief Executive Officer	Samuel H. Armacost

PETER J. ROBERTSON*	ROBERT J. EATON*

Peter J. Robertson, Vice Chairman of the Board	Robert J. Eaton

PRINCIPAL FINANCIAL OFFICER

STEPHEN J. CROWE*	SAM L. GINN*

Stephen J. Crowe,	Sam L. Ginn
Vice-President
and Chief Financial Officer

PRINCIPAL ACCOUNTING OFFICER

MARK A. HUMPHREY*	CARLA A. HILLS*

Mark A. Humphrey	Carla A. Hills
Vice President and Comptroller

FRANKLYN G. JENIFER*

Franklyn G. Jenifer

ROBERT E. DENHAM*

Robert E. Denham

SAM NUNN*

Sam Nunn

CHARLES R. SHOEMATE*

Charles R. Shoemate

RONALD D. SUGAR*

Ronald D. Sugar

CARL WARE*

Carl Ware

*By	/s/ CHRISTOPHER A. BUTNER

Christopher A. Butner,
Attorney-in-Fact

INDEX TO EXHIBITS

Exhibit
Number	Exhibit

5.1	Opinion of Pillsbury Winthrop Shaw Pittman LLP regarding legality of securities to be offered.

23.1	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm.

23.2	Consent of Pillsbury Winthrop Shaw Pittman LLP (included in Exhibit 5.1).

24.1 to 24.14	Powers of Attorney for directors and certain officers of the Registrant, authorizing the signing of the Registration Statement on Form S-8 on their behalf.